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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-44306) pertaining to the 1986 Stock Option Plan, (Form S-8 No. 33-44531) the 1991 Employee Stock Purchase Plan and 1988 Nonqualified Stock Option Plan For Non-Employee Directors of Gundle/SLT Environmental, Inc., (Form S-8 No. 333-01759) the Gundle/SLT Environmental, Inc. Amended and Restated 1995 Incentive Stock Plan and the Registration Statement (Form S-3 No. 33-62947) of Gundle/SLT Environmental, Inc., and in the related Prospectus of our report dated January 31, 1997, with respect to the consolidated financial statements and schedule of Gundle/SLT Environmental, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.

                                            ERNST & YOUNG LLP

Houston, Texas
March 5, 1997